Oi S.A. – In Judicial Reorganization

CNPJ/MF Nº 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Section 4.3.3.6 of Judicial Reorganization Plan of Oi and its subsidiaries approved in the General Creditors Meeting and confirmed by the Judicial Reorganization Court (the “Plan”), and in accordance with the provisions set forth in article 157, paragraph 4 of Law No. 6,404/76 and with CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, on this date, the Company announced that the holders of the warrants (the “Warrants”) issued by the Company in connection with the capital increase by means of Capitalization of Unsecured Credits of Qualified Bondholders, which was approved and confirmed by its Board of Directors (the “Board”) on March 5, 2018 and July 20, 2018, respectively, will be able to exercise the right conferred to them by the Warrants to subscribe for common shares of the Company (“Common Shares”) during the period commencing on October 3, 2018 and ending on January 2, 2019 (the “Exercise Period”).

The exercise price of each Warrant is R$ 0.039505, calculated based on the quoted value fixed for sale of U.S. Dollars by the Central Bank of Brazil, in the section “Quotations and Bulletins”, option “Closing prices of all currencies on a date”, on its website, as of October 2, 2018.

As a result, in accordance with the terms of the Deposit Agreement for Warrants, dated June 25, 2018 (the “ADW Deposit Agreement”), under which the American Depositary Warrants (“ADWs”) representing Warrants were issued, holders of ADWs may exercise their ADWs during the Exercise Period set forth above, subject to specific Exercise Cutoff Dates described below.

ADW holders may instruct The Bank of New York Mellon, as depositary under the ADW Deposit Agreement, to exercise to the Warrants underlying the ADWs in the following periods:

(i)     from October 3, 2018 through October 18, 2018, with October 18, 2018 being the “First ADW Exercise Cutoff Date”;

(ii)   from October 19, 2018 through November 27, 2018, with November 27, 2018 being the “Second ADW Exercise Cutoff Date”; and

(iii) from November 28, 2018 through December 26, 2018, with December 26, 2018 being the “Third ADW Exercise Cutoff Date”.

Holders of ADWs cannot exercise the Warrants underlying the ADWs after the Third Exercise Cutoff Date.

The Board will meet on three different dates to verify the number of Warrants which were exercised by their holders, including Warrants underlying the ADWs exercised by their holders on or prior to the above specified Exercise Cutoff Dates, and confirm the Common Shares that will be issued in connection with the exercise   The dates the Board will meet are as follows:

(i)     on October 26, 2018, the Board will verify the number of Warrants which were exercised by their holders on or prior to October 24 2018, including Warrants underlying ADWs which were exercised on or prior to the First ADW Exercise Cutoff Date, and will confirm the Common Shares that will be issued in connection with such Warrants;

(ii)   on December 5, 2018, the Board will verify the number of Warrants which were exercised by their holders on or prior to December 3, 2018, including Warrants underlying ADWs which were exercised on or prior to the Second ADW Exercise Cutoff Date, and will confirm the Common Shares that will be issued in connection with such Warrants; and

(iii) on January 4, 2019, the Board will verify the number of Warrants which were exercised by their holders on or prior to January 2, 2019, including Warrants underlying ADWs which were exercised on or prior to the Third ADW Cutoff Date, and will confirm the Common Shares that will be issued in connection with such Warrants.

Any and all exercises of ADWs must be entered by a DTC participant holding ADWs in its DTC account and must be entered through DTC’s automated system prior to DTC’s instruction cutoff time on the relevant ADW Cutoff Date. A beneficial holder of ADWs that is not a DTC participant and desires to exercise ADWs held by a custodial entity such as a bank, broker, dealer, trust company or other nominee must instruct such custodial entity (pursuant to the procedures of the custodial entity) to exercise its ADWs through DTC’s automated system prior to DTC’s instruction cutoff time on the relevant ADW Cutoff Date. Please note that the deadline for a holder to instruct its custodial entity (pursuant to the procedures of the custodial entity) will be earlier than the ADW Cutoff Dates. Holders of ADWs are strongly encouraged to contact the custodial entity through which they hold beneficial interests in ADWs to confirm the deadlines applicable to such holders.

The account of each participant exercising ADWs will be charged the ADW Deposit Amount of $0.06 per ADW (the “Deposit Amount”).  The ADW Depositary will, as soon as practicable, after the relevant ADW Exercise Cutoff Date, (i) cancel the surrendered ADWs, (ii) from the Deposit Amount, purchase Brazilian reais equal to the exercise price for the number of Warrants represented by the ADWs surrendered by the owner of the ADWs and return any surplus U.S. dollar amount to the exercising holder, (iii) pay the Brazilian reais exercise price to its custodian and instruct it to exercise the number of Warrants represented by those ADWs, deposit the Common Shares received in respect of that exercise under the deposit agreement for Common Shares and instruct the depositary under the deposit agreement for Common Shares to deliver American Depositary Shares (“ADSs”) representing Common Shares to the ADW Depositary, and (iv) upon receipt of those ADSs, deliver those ADSs to holders.  The new ADSs are expected to be issued to holders and reflected in the DTC participant accounts on October 30, 2018, December 7, 2018 and January 8, 2019.

The Company expects that the record date for determining the ADSs, each representing five Common Shares, eligible to participate in the anticipated Rights Offering will be in mid-November 2018.  This means that only those ADW holders that exercise their ADWs on or prior to the First ADW Exercise Cutoff Date of October 18, 2018 will hold new ADSs in time to participate in the anticipated Rights Offering in respect of new ADSs.  ADW holders that exercise on or prior to the Second or Third ADW Exercise Cutoff Dates will still receive new ADSs, but will not be able to participate in the anticipated Rights Offering in respect of those new ADSs.

The Company will keep its shareholders and the market informed about the development of the subject matter of this Material Fact.

The proposed Rights Offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained from:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: +1 (212) 269-5550

All Others Call: +1 (800) 628-8536

Email: oi@dfking.com

A registration statement relating to the proposed sale of the Common Shares and ADSs in the anticipated Rights Offering has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The new Common Shares and ADSs may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This Material Fact shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rio de Janeiro, October 3, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Special Note regarding Forward-looking Statements:

This Material Fact contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Company, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of the Company, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the CVM, SEC or of regulatory authorities in other applicable jurisdictions, the Company and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Company makes on related subjects in reports and communications the Company files with the CVM and the SEC.